Exhibit 10.2(a)

ADDENDUM TO INSTITUTIONAL FUTURES ACCOUNT AGREEMENT
FOR CITIGROUP FUTURES FUNDS

This Addendum (the “Addendum”) amends and supplements the Institutional Futures Account Agreement (the “Agreement”) entered into on the same date as this Addendum between the fund identified on the signature line below (the “Fund”), Citigroup Global Markers Inc. (CGM Inc.), and Citigroup Managed Futures LLC (“CMF”).  Unless otherwise defined in this Addendum, all capitalized terms shall have the meanings defined in the Agreement.

1. As soon as practicable following the conclusion of the Initial Offering Period (as defined in the Private Placement Offering Memorandum and Disclosure Document of the Fund), the Fund shall deposit or cause to be deposited the capital contributions to the Fund in the Account.  The Fund will maintain all of its assets, as they from time to time exist, in the Account, except for such amounts as may be necessary or desirable to be maintained in a bank account or with a broker to facilitate OTC currency transactions and the payment of Fund expenses, redemptions, or distributions.  CMF will inform CGM Inc. immediately in writing if, at any time, CMF, CGM Inc., and/or their principals or employees (collectively, “Proprietary Owners”) collectively own 10 percent or more of the Fund.  At any time that Proprietary Owners cease to own 10 percent or more of the Fund, CMF will inform CGM Inc. immediately in writing of that fact.  At any time when Proprietary Owners collectively own 10 percent or more of the Fund, the Fund and CMF understand and agree that, pursuant to Applicable Law, CGM Inc. will treat the Account as a proprietary account and will not segregate the assets of the account pursuant to the CEA or CFTC rules, or secure those assets of the Account used to margin foreign futures positions.

2. The Fund shall pay to CGM Inc., in lieu of brokerage commissions on a per trade basis, a monthly flat rate brokerage fee equal to 3.75 percent per year of the Fund’s monthly net assets (computed by multiplying the Fund’s net assets as of the last business day of each month by 3.75 percent and multiplying the result thereof by the ratio which the total number of calendar days in that month bears to 365 days).  The Fund shall also pay all floor brokerage, NFA fees, exchange, clearing, user, and give-up fees, or shall reimburse CGM Inc. for all such fees previously paid by CGM Inc. on the Fund’s behalf.  CGM Inc.’s fee may be increased or decreased at any time at CGM Inc.’s discretion upon written notice to the Fund.

3. The Fund’s Account (including any additional accounts of the fund opened pursuant to the Agreement) shall be held in and administered by CGM Inc.’s Branch #258.  CGM Inc., on instructions from CMF, shall place up to 100 percent of the Fund’s assets in 90-Day U.S. Treasury Bills.  Those assets not so invested may be held in US dollars, in any Money Center Currency, as defined by CFTC rule 1.49, any other foreign currencies permissible under CFTC rules as in effect from time to time, or any combination of the preceding.  CGMI will compute interest on those assets not invested in 90-Day U.S. Treasury Bills according to its standard protocols.  Within ten (10) days following the end of a calendar month, a net sum representing the balance history and interest calculations of the Account (and like accounts managed by CMF in Branch #258) shall be credited to CMF, who will be responsible for crediting the Fund for such amounts as may be due in accordance with the Fund’s offering documents.

4.  (a) In any action, suit, or proceeding to which CGM Inc. is a party or is threatened to be made a party by reason of the fact that it is or was the futures broker for the Fund (other than any action brought by or on behalf of the Fund), the Fund shall indemnify and hold harmless CGM Inc., subject to subsection (b) below, against any loss, liability, damage, cost, expense (including reasonable attorney’s fees and accountant’s fees), judgments, and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding if CGM

Inc. acted in good faith and in a manner it reasonably believed to be in the best interests of the Fund, except that no indemnity shall be made in respect of any claim, issue or mater which as to CGM Inc. constituted negligence, misconduct, or breach of its legal obligations to the Fund, unless, and only to the extant that, the court or tribunal in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, CGM Inc. is fairly and reasonably entitled to indemnification for such expenses which are proven; and further provided that no indemnification shall be available from the Fund if such indemnification is prohibited by the Fund’s Private Placement Offering Memorandum and Disclosure Document.  The termination of any action, suit, or proceeding by judgment, order, or settlement, shall not, in itself, create a presumption that CGM Inc. did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Fund.

(b)  Any indemnification under subsection (a), above, unless ordered by a court, shall be made by the Fund only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that the indemnification is proper in the circumstances and accordance with the terms of this Addendum.

(c)  As used in this section 4, the term CGM Inc. shall include CGM Inc., its officers, directors, stockholders, employees, and affiliates.

5. THE INTERPRETATION AND ENFORCEMENT OF THIS ADDENDUM SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.  The terms of this Addendum and of the Agreement shall be construed so as to give maximum effect to both documents, but in the case of any inconsistency, the terms of this Addendum shall control.

AGREED TO this 31st day of August, 2005.

Citigroup Global Markets Inc.	Citigroup Managed Futures LLC

By: /s/ Shelley D. Ullman	By: /s/ Jennifer Magro
Print Name: Shelley D. Ullman	Print Name: Jennifer Magro
Title: Director	Title: Director
Citigroup Managed Futures LLC 399 Park Avenue/7th Floor New York, NY 10022
Smith Barney Bristol Energy Fund L.P Citigroup Managed Futures LLC, General Partner

By: /s/ Daniel McAuliffe
Name: Daniel McAuliffe
Title: CFO/Director